Exhibit 23.2

Weir International, Inc.
Mining, Geology and Energy Consultants

February 3, 2021
Project No. 6295.3
Via Email: HHu@peabodyenergy.com

Mr. Hui Hu
Peabody Energy Corporation 701 Market Street
St. Louis, Missouri 63101

Reference: Consent of Independent Experts Dear Mr. Hu:

As mining and geological consultants, we hereby consent to the use by Peabody Energy Corporation (the Company) in connection with its Annual Report on Form 10-K for the year ended December 31, 2020 (the Form 10-K), and any amendments thereto, and to the incorporation by reference in the Company’s Registration Statements on Form S-3 (No. 333-217242) and Form S-8 (No. 333-217107) of information contained in our audit report dated February 3, 2021, addressed to the Company, relating to estimates of coal reserves assigned to the Company’s subsidiary, American Land Development, LLC (Gateway North Mine and El Segundo Mine), the results of which audit are reflected in Company’s Form 10-K. We also consent to the reference to Weir International, Inc. in those filings and any amendments thereto.

Sincerely,
Weir International, Inc.

/s/ Fran X. Taglia
Fran X. Taglia President

cc: mshetley@peabodyenergy.com